Exhibit 10.12

AMENDMENT TO THE

NEWELL BRANDS SUPPLEMENTAL

EMPLOYEE SAVINGS PLAN

THIS AMENDMENT is made by Newell Operating Company, a Delaware corporation, (the “Company”) to the Newell Brands Supplemental Employee Savings Plan, effective January 1, 2018 (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company sponsors and maintains the Plan; and

WHEREAS, under Section 8.1 of the Plan, the Company has reserved the right to amend the Plan, in whole or in part, at any time, by action of the Board of Directors of the Company; and

WHEREAS, the Company now desires to amend the Plan to (i) clarify the definition of “Change in Control” and (ii) update the Change in Control termination provisions to, in part, clarify the authority of the Company’s U.S. Benefits Administration Committee to terminate the Plan in connection with a Change in Control.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date hereof:

1. Section 1.16 of the Plan shall be deleted and the following inserted in lieu thereof:

1.16 “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, and/or any Affiliated Group Member, within the meaning of Code Section 409A.

2. The lead-in to Section 8.2(b) of the Plan shall be deleted and the following inserted in lieu thereof:

To the extent permitted under Code Section 409A, the Company, by action taken by its Board or its designee may terminate the Plan and accelerate the payment of the Participant’s vested Accounts subject to any one of the following conditions and, if applicable, Section 6.2:

3. Clause (ii) of Section 8.2(b) of the Plan shall be deleted and the following inserted in lieu thereof:

(ii) Change in Control. The Company shall have the authority, in its respective sole discretion, to terminate the Plan in connection with the Change in Control of any Participating Employer with respect to each Participant who experiences such Change in Control (each an “Affected Participant”) and pay each Affected Participant’s entire vested Account to the Affected Participant or, if applicable, his Beneficiary (or Beneficiaries) pursuant to an irrevocable action taken by the Board, or its designee, within the thirty (30) days preceding or the twelve (12) months following the Change in Control. Notwithstanding the foregoing, the provisions of the preceding sentence shall only apply if:

(A) all other agreements, methods, programs, and arrangements sponsored by the Participating Employer (or any entity which would be considered to be a single employer with the Participating Employer under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event and with respect to which deferrals of compensation, together with deferrals of compensation under the Plan, are treated as having been deferred under a single plan under Section 409A of the Code, are also terminated with respect to each participant therein who experienced the Change in Control event (the “Change in Control Participant”), and

(B) each Affected Participant and each Change in Control Participant is paid all amounts of compensation deferred under the Plan and all other such terminated agreements, methods, programs, and arrangements within twelve (12) months of the date the Board, or its designee, (and, as applicable, any entity which would be considered to be a single employer with the Participating Employer under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the Plan and such other agreements, methods, programs, and arrangements.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized representative.

Newell Operating Company

Dated: October 30, 2018	By:	/s/ Mark W. Johnson